                            SCHEDULE 14C INFORMATION

                   Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934

Check the appropriate box:

[_] Preliminary information statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)
    (2))
[X] Definitive Proxy Statement

                         LITHIUM TECHNOLOGY CORPORATION
                                -----------------
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required
[_] Fee computed on table below per Exchange Act Rule 14c-5(g) and 0-11.

        1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

        2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
        4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
        5)  Total fee paid:

        ------------------------------------------------------------------------

[_]     Fee paid previously by written preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)  Amount Previously Paid:

            --------------------------------------------------------------------
        2)  Form Schedule or Registration Statement No.:

            --------------------------------------------------------------------
        3)  Filing Party:

            --------------------------------------------------------------------
        4)  Date Filed:

        ------------------------------------------------------------------------

                         LITHIUM TECHNOLOGY CORPORATION

                                5115 Campus Drive
                           Plymouth Meeting, PA 19462
                                  610-940-6090

                              INFORMATION STATEMENT

                                  June 23, 2003

                                  INTRODUCTION

       This information statement is furnished by the Board of Directors of Lithium Technology Corporation to the stockholders of LTC common stock and Series A preferred stock at the close of business on May 5, 2003, the record date, and is being sent to you in connection with the action taken by the holders of a majority of the voting stock of LTC. Those stockholders, by written consent dated May 5, 2003, gave the Board of Directors the authority to amend the LTC Restated Certificate of Incorporation, as amended, to effect a reverse stock split of LTC common stock based upon any of the following ratios: one-for-ten; one-for-fifteen or one-for-twenty. The stockholder approval gives the Board of Directors authority to implement or determine not to effect, in its sole discretion, the reverse stock split at any prior to December 31, 2003.

       This information statement is being mailed on or before the close of business on June 23, 2003, to every security holder entitled to vote or give an authorization or consent in regard to any matter to be acted upon. In this information statement, we refer to Lithium Technology Corporation as "LTC," "we," "our," or "the company."

             WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
                             NOT TO SEND US A PROXY.

Plymouth Meeting, Pennsylvania
June 23, 2003

                    OUTSTANDING SECURITIES AND VOTING RIGHTS

     As of the May 5, 2003 record date, we had 88,235,392 shares of common stock issued and outstanding and 100,000 shares of preferred stock, designated as Series A preferred stock, issued and outstanding. All holders of shares of common stock and Series A preferred stock as of the record date are entitled to receive this information statement. The common stock and Series A preferred stock are the only securities of LTC that were entitled to vote on the matter presented herein.

     Each holder of record of common stock on the record date is entitled to one vote per share, and each holder of record of Series A preferred stock on the record date is entitled to 1,114 votes per share, on each matter presented. The holders of common stock and Series A preferred stock vote together as a single class on each matter presented.

     The stockholders who consented in writing to this matter hold 23,932,087 shares of common stock with one vote per share and 100,000 shares of Series A Preferred Stock with 1,114 votes per share. The consenting stockholders consist of the two largest stockholders of the company - Arch Hill Capital N.V. and Arch Hill Ventures N.V. The votes cast by the consenting stockholders totaled 135,272,611 votes or 67.78% of the voting stock.

     We are incorporated under the laws of the State of Delaware. Delaware law provides that any action that may be taken at any stockholders' meeting may be taken by written consent of the requisite number of stockholders required to take such action. Approval of the reverse stock split required the written consent of the holders of a majority of LTC outstanding common stock and Series A preferred stock voting together as a single class. The consenting stockholders authorized and approved the reverse stock split by signing consent resolutions dated as of May 5, 2003.

                             THE REVERSE STOCK SPLIT

Purpose

     Our common stock is currently traded on the NASD Over-the-Counter Bulletin Board. As of May 5, 2003, we had 88,235,392 shares of common stock outstanding, with a per share price of common stock on May 5, 2003 of $0.11. The Board of Directors believes that it is in the interest of our stockholders and LTC for it to have the authority to effect the reverse stock split because it believes that a higher stock price may help generate investor interest in the company.

     The Board of Directors believes that institutional investors and investment funds are generally reluctant to invest in lower priced stocks. Accordingly, the Board of Directors concluded that reducing the number of outstanding shares of common stock might be desirable in order to attempt to support a higher stock price per share based on our current market capitalization. In addition, the Board of Directors considered that the common stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide research coverage of lower priced stocks.

     In order to reduce the number of shares of common stock outstanding and thereby attempt to proportionally raise the per share price of our common stock, the Board of Directors adopted a resolution seeking stockholder approval regarding the reverse stock split, to which the consulting stockholders agreed.

     As a result of this approval, the Board of Directors has the authority to file the Amended and Restated Certificate of Incorporation with the Secretary of the State of Delaware (as described below) to effect the reverse stock split at any time prior to December 31, 2003. The reverse stock split will not change the number of authorized shares of common stock or the par value of LTC common stock. Except for any changes as a result of the rounding up of fractional shares, each stockholder will hold the same percentage of common stock outstanding after the reverse stock split as such stockholder did immediately prior to the split.

     Upon the effectiveness of the reverse stock split, the number of authorized shares of common stock as provided in the LTC Certificate of Incorporation will remain at 125,000,000. Accordingly, upon effectiveness the reverse stock split, the number of authorized shares of common stock that are not issued or outstanding would increase due to the reduction in the number of shares of LTC common stock issued and outstanding based on the reverse stock split ratio selected by the Board of Directors.

     The availability of additional authorized shares will allow us to issue shares in connection with an equity financing transaction, upon conversion of outstanding convertible securities and for other corporate purposes, if appropriate opportunities should arise, without further action by the stockholders or the time delay involved in obtaining stockholder approval (except to the extent that approval is otherwise required by applicable law).

     We do not currently have sufficient cash to achieve all of our development and production objectives. In order to have sufficient capital resources for our development, production, operating and administrative needs, we need to close on an equity financing transaction in the near term. We anticipate that such an equity financing could be up to approximately $10,000,000, although no definitive terms have been established as of this date and there can be no assurance that we will be able to consummate any new equity financing.

     We do not currently have sufficient shares of common stock available for issuance upon the exercise or conversion of all of our convertible securities. At May 5, 2003, we had outstanding: (i) 88,235,392 shares of common stock, (ii) 100,000 shares of Series A Preferred Stock held by Arch Hill Ventures convertible into 111,340,524 shares of common stock, (iii) $3,949,000 of convertible notes held by Arch Hill Capital convertible into 39,490,000 shares of common stock at a conversion price of at $.10, (iv) options to purchase 3,175,088 shares of common stock at exercise prices ranging from $.11 to $.48 (all of which are currently exercisable) and (v) warrants to purchase 19,886,000 shares of common stock at exercise prices ranging from $.15 to $.185 (19,686,000 of which are currently exercisable). The total number of outstanding shares of common stock and shares issuable upon conversion of outstanding convertible securities is 262,127,004. Upon the effectiveness of the reverse stock split at the one-for ten, one-for-fifteen or one-for twenty ration, the total number of outstanding shares of common stock and shares issuable upon conversion of convertible securities outstanding at May 5, 2003 would be 26,212,701, 17,475,134 or 13,106,351, respectively. The issuance of any shares of common stock or convertible securities in connection with any new equity financing or otherwise prior to the date of the reverse stock split would increase such numbers.

     We may in the future attempt to cause our common stock to become listed on a national exchange. These national exchanges have minimum listing and maintenance requirements. By undertaking the reverse stock split, we believe that our opportunity to have our common stock listed on such a national stock exchange will be greatly enhanced. However, there can be no assurances that we will cause an application to be filed to list our common stock for trading on any national exchange, or if we do so, that our application will be accepted, despite the reverse stock split.

     The Board of Directors believes that stockholder approval of several potential exchange ratios (rather than a single exchange ratio) provides the Board of Directors with the flexibility to achieve the desired results of the reverse stock split. The reverse stock split will be effected, if at all, only upon a determination by the Board of Directors that the reverse stock split is in the best interests of the stockholders at that time. In connection with any determination to effect a reverse stock split, the Board of Directors will set the timing for such a split and select the specific ratio from among the three ratios set forth herein. No further action on the part of stockholders will be required to either implement or abandon the reverse stock split. If the Board of Directors does not implement the reverse stock split prior to December 31, 2003, the authority granted to implement the reverse stock split on these terms will terminate. The Board of Directors reserves its right to elect not to proceed, and abandon, the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in the best interests of LTC stockholders. No further action by LTC stockholders will be required in order for the Board of Directors to abandon the reverse stock split.

Certain Risks Associated With the Reverse Stock Split

There can be no assurance that the total market capitalization of LTC common stock (the aggregate value of all company common stock at the then market price) after the reverse stock split will be equal to or greater than the total market capitalization before the reverse stock split or that the per share market price of LTC common stock following the reverse stock split will either exceed or remain higher than the current per share market price.

     There can be no assurance that the market price per new shares of LTC common stock after the reverse stock split will rise or remain constant in proportion to the reduction in the number of old shares of LTC common stock outstanding before the reverse stock split. For example, based on the market price of LTC common stock on May 5, 2003 of $0.11 per share, if the Board of Directors selects a reverse split ratio of one-for-ten there can be no assurance that the post-split market price of LTC common stock would be $1.10 per share or greater.

     Accordingly, the total market capitalization of LTC common stock after the reverse stock split may be lower than the total market capitalization before reverse stock split and, in the future, the market price of LTC common stock following the reverse stock split may not exceed or remain higher than the market price prior to the reverse stock split. In many cases, the total market capitalization of a company following a reverse stock split is lower than the total market capitalization before a reverse stock split.

If the reverse stock split is effected, the resulting per-share stock price may not attract institutional investors or investment funds and may not satisfy the investing guidelines of such investors and, consequently, the trading liquidity of LTC common stock may not improve.

     While the Board of Directors believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in a per share price that will attract institutional investors or investment funds or that such share price will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of LTC common stock may not necessarily improve.

A decline in the market price for LTC common stock after the reverse stock split may result in a greater percentage decline than would occur in the absence of a reverse stock split, and the liquidity of LTC common stock could be adversely affected following the reverse stock split.

     If the reverse stock split is effected and the market price of LTC common stock declines, the percentage decline may be greater than would occur in the absence of the reverse stock split. The market price of LTC common stock will also be based on LTC performance and other factors, some of which are unrelated to the number of shares outstanding. Furthermore, the liquidity of LTC common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Principal Effects of the Reverse Stock Split

     Corporate Matters. If effected, the reverse stock split will be effected simultaneously for all of LTC common stock and the ratio will be the same for all of LTC common stock. The reverse stock split will affect all LTC's stockholders uniformly and will not affect any stockholder's percentage ownership interests in LTC, except to the extent that the reverse stock split results in any changes as a result of the rounding up of fractional shares. As described below, stockholders holding fractional shares will be entitled to one new share of common stock. This will avoid the necessity of making nominal cash payments to a number of holders of fractional shares.

     In addition, the reverse stock split will not affect any stockholder's percentage ownership or proportionate voting power (subject to the treatment of fractional shares). However, because the number of authorized shares of LTC common stock will not be reduced, the reverse stock split will increase the Board of Directors' ability to issue authorized and unissued shares without further stockholder action.

     The principal effect of reverse stock split will be that:

               . Either ten, fifteen or twenty pre-reverse stock split shares owned by a stockholder would be exchanged for one new share of LTC common stock;

               . the number of shares of LTC common stock issued and outstanding will be reduced from approximately 89 million shares of May 5, 2003 to a range of approximately 8.9 million to 4.4 million shares, depending on the reverse stock split ratio determined by the Board of Directors;

               . based on the reverse stock split ratio selected by the Board of Directors, proportionate adjustments will be made to the number of shares of LTC common stock issuable upon the conversion of all outstanding convertible notes and convertible preferred stock of LTC; and

               . proportionate adjustments based on the reverse stock split ratio selected by the Board of Directors will be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding options and warrants entitling the holders thereof to purchase shares of LTC common stock, which will result in approximately the same aggregate price being required to be paid for such options and warrants upon exercise of such options and warrants immediately preceding the reverse stock split;

               . the number of shares reserved for issuance under LTC's existing stock option plans will be reduced proportionately based on the reverse stock split ratio selected by the Board of Directors.

     The reverse stock split will result in some stockholders owning "odd lots" of less than 100 shares of LTC common stock. Brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in "round lots" of even multiples of 100 shares.

     Fractional shares. No scrip or fractional certificates will be issued in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of pre-reverse stock split shares not evenly divisible by ten, fifteen or twenty will be entitled to receive one new share.

     Authorized shares. The reverse stock split would effect all issued and outstanding shares of LTC common stock and outstanding rights to acquire LTC common stock. Upon the effectiveness of the reverse stock split, the number of authorized shares of common stock as provided in the LTC Certificate of Incorporation will remain at 125,000,000. Accordingly, upon effectiveness of the reverse stock split, the number of authorized shares of common stock that are not issued or outstanding would increase due to the reduction in the number of shares of LTC common stock issued and outstanding based on the reverse stock split ratio selected by the Board of Directors. As of the record date, we had 88,235,392 shares of common stock issued and outstanding. We will continue to have 100,000 authorized shares of preferred stock. Authorized but unissued shares will remain available for issuance, and we may issue such shares in financings or otherwise. If we issue additional shares, the ownership interest of holders of LTC common stock may be diluted. Also, the issued shares may have rights, preferences or privileges senior to those of LTC common stock.

     Accounting Matters. The reverse stock split will not affect the par value of LTC common stock. As a result, as of the effective time of the reverse stock split, the stated capital on our balance sheet attributable to LTC common stock will be reduced proportionately based on reverse stock split ratio selected by the Board of Directors, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of LTC common stock will be restated because there will be fewer shares of LTC common stock outstanding.

     Potential Anti-Takeover Effect. Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our Board of Directors or contemplating a tender offer or other transaction for the combination of LTC with another company), the reverse stock split is not in response to any effort of which we are aware to accumulate LTC shares of common stock or obtain control of LTC, nor is it part of a plan by management to recommend a series of similar amendment to our Board of Directors and stockholders. Other than the amendments relating to the reverse stock split, our Board of Directors does not currently contemplate recommending the adoption of any other changes to the LTC Amended and Restated Certificate of Incorporation that could be construed to affect the ability of third parties to take over or change control of LTC.

Procedure for Effecting the Reverse Stock Split

     If the Board of Directors decides to implement the reverse stock split at any time prior to December 31, 2003, a Certificate of Amendment to the LTC Restated Certificate of Incorporation, as amended, will be filed with the Secretary of State of the State of Delaware to make the reverse stock split effective. The reverse stock split will become effective on the date of filing the certificate of amendment, which is referred to as the "effective date". Beginning on the effective date, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares. The text of the certificate of amendment, will be in substantially the form attached hereto as Appendix A; provided, however, that the text of the form of certificate of amendment is subject to modification to include such changes as may be required by the Secretary of State of the State of Delaware and as the Board of Directors deems necessary and advisable to effect the reverse stock split, including the applicable ratio for the reverse stock split.

No Exchange of Stock Certificates

     The certificates representing the outstanding pre-reverse stock split shares of common stock will not be required to be exchanged for new certificates representing post-reverse stock split shares. Rather, the existing certificates will be deemed automatically to constitute and represent the correct number of post-split shares without further action by the stockholders, and new certificates will only be issued as old certificates are delivered to LTC's transfer agent as transfers of shares occur after the effective date.

No Appraisal Rights

     Under the General Corporation Law of the State of Delaware, our stockholders are not entitled to appraisal rights with respect to the reverse stock split, and we will not independently provide stockholders with any such right.

Federal Income Tax Consequences of the reverse stock split

     The following is a summary of certain material United States federal income tax consequences of the reverse stock split, does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-reverse stock split shares were, and the post-reverse stock split shares will be, held as a "capital asset," as defined in the Internal Revenue Code of 1986, as amended (i. e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder's own tax advisor with respect to the tax consequences of the reverse stock split. As used herein, the term United States holder means a stockholder that is, for federal income tax purposes: a citizen or resident of the United States; a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States, any State of the United States or the District of Columbia; an estate the income of which is subject to federal income tax regardless of its source; or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

     No gain or loss should be recognized by a stockholder upon such stockholder's exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the reverse stock split. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split (including any fraction of a post-reverse stock split share deemed to have been received) will be the same as the stockholder's aggregate tax basis in the pre-reverse stock split shares exchanged therefore. The stockholder's holding period for the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares surrendered in the reverse stock split.

     Our view regarding the tax consequences of the reverse stock split is not binding on the Internal Revenue Service or the courts. ACCORDINGLY, EACH SHAREOWNER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO HIM OR HER OF THE REVERSE STOCK SPLIT.

Vote Required

Approval of the reverse stock split required the written consent of the holders of at least a majority of the outstanding shares of common stock and Series A preferred stock entitled to vote on the proposal, voting together as a class. Stockholders owning at least a majority of the outstanding shares of common stock and Series A preferred stock, voting together as a class approved the reverse stock split by written consent dated May 5, 2003.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of May 5, 2003 the number and percentage of outstanding shares of LTC common stock beneficially owned by executive officers, directors and stockholders owning at least 5% of LTC common stock:

Name and Address of Beneficial Owner             Shares Beneficially Owned                  Percentage of Class/(1)/
------------------------------------             -------------------------                  -------------------------
Arch Hill Capital N.V./(2)/                                 174,762,611/(11)/                                    73.10%

Arch Hill Ventures N.V./(2)/                                111,340,524/(12)/                                    55.79%

Ilion Technology Corporation/(3)/                            25,500,000/(13)/                                    25.31%

David Cade/(4)(6)(7)/                                           851,482/(14)/                                        *

Stephen Hope/(4)(6)/                                          1,166,079/(15)/                                     1.32%

Ralph Ketchum/(4)(6)/                                           722,438/(16)/                                        *

Franz Josef Kruger/(5)(6)(8)/                                       -0-/(17)/                                      -0-

Andrew J. Manning/(4)(9)/                                       569,042/(14)/                                        *

Arif Maskatia/(4)(6)/                                            63,334/(14)/                                        *

John D. McKey/(4)(6)/                                           177,535/(18)/                                        *

Marnix Snijder/(2)(6)/                                              -0-                                            -0-

Ralf Tolksdorf/(5)(6)(10)/                                          -0-/(19)/                                      -0-

Hendrikus Harold van Andel/(2)(6)/                                  -0-                                            -0-

All Executive Officers and
   Directors as a Group (10 persons)                          3,640,238/(20)/                                     4.04%

-----------------------

(1) The percentage of class calculation for each person or entity is based on the number of shares of LTC common stock outstanding as of May 5, 2003 (88,235,392) plus the number of shares of LTC common stock issuable to the person or entity upon conversion of convertible securities held by such person or entity.

(2)  Address: Parkweg 2, 2585 JJ's, Gravenhage, Netherlands.

(3)  Address: 99 South Bedford Street, Suite 2, Burlington, Massachusetts.

(4) Address c/o Lithium Technology Corporation, 5115 Campus Drive, Plymouth Meeting, PA 19462.

(5) Address c/o GAIA Akkumulatorenwerke GmbH, Montaniastarsse 17, D-00734 Nordhausen, Germany.

(6)  Director of LTC.

(7)  Chairman and Chief Executive Officer of LTC.

(8)  President and Chief Operating Officer of LTC.

(9)  Executive Vice President and General Manager of LTC.

(10) Chief Financial Officer of LTC.

(11) Consists of 23,932,087 shares of LTC common stock owned by Arch Hill Capital, $3,949,000 notes convertible into 39,490,000 shares of LTC common stock owned by Arch Hill Capital and 100,000 shares of Series A preferred stock convertible into 111,340,524 shares of LTC common stock held by Arch Hill Ventures, which is controlled by Arch Hill Capital.

(12) Consists of 1,000 shares of Series A preferred stock convertible into 111,340,524 shares of LTC common stock.

(13) Includes warrants to purchase 12,500,000 shares of LTC common stock.

(14) Consists of options exercisable within 60 days of May 5, 2003.

(15) Includes options to purchase 85,000 shares exercisable within 60 days of May 5, 2003; 1,081,079 shares held directly by Mr. Hope; and 90,328 shares held by Hazel Hope, the Executrix of the Estate of Henry Hope.

(16) Includes options to purchase 88,334 shares exercisable within 60 days of May 5, 2003; 384,275 shares held directly by Mr. Ketchum; and 249,829 shares held by Mr. Ketchum's spouse.

(17) Does not include 5,567,026 shares of LTC common stock issuable upon conversion of 5,000 shares of Series A Preferred Stock held by Arch Hill Ventures for the benefit of Stichting Administratiekantoor GAIA ("Stichting GAIA") which in turn holds an interest in such shares for the benefit of Franz Kruger. Dr. Kruger does not have the power to vote or control the disposition of such shares nor does he have the right to receive such shares on any specific date, and accordingly disclaims beneficial ownership of such shares. Stichting GAIA does not have the power to vote or control the disposition of such shares nor does it have the right to receive such shares on any specific date and accordingly disclaims beneficial ownership of such shares.

(18) Includes options to purchase 108,334 shares exercisable within 60 days of May 5, 2003.

(19) Does not include 5,233,005 shares of LTC common stock issuable upon conversion of 4,700 shares of Series A preferred stock held by Arch Hill Ventures for the benefit of Stichting GAIA which in turn holds an interest in such shares for the benefit of Ralf Tolksdorf. Mr. Tolksdorf does not have the power to vote or control the disposition of such shares, nor does he have the right to receive such shares on any specific date, and accordingly disclaims beneficial ownership of such shares. Stichting GAIA does not have the power to vote or control the disposition of such shares nor does it have the right to receive such shares on any specific date, and accordingly disclaims beneficial ownership of such shares.

(20) Includes options to purchase 1,765,526 shares exercisable within 60 days of May 5, 2003.

*    Less than 1%.

                                   OTHER ACTION

No further business will be transacted by written consent to corporate action in lieu of a meeting of stockholders regarding matters to which this information statement pertains.

                         COSTS OF INFORMATION STATEMENT

This information statement has been prepared by the company and our Board of Directors. We will bear the costs of distributing this information statement to stockholders, including the expense of preparing, assembling, printing and mailing the information statement. Although there is no formal agreement to do so, we may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding this information statement and related materials to stockholders. We may pay for and use the services of other individuals or companies not regularly employed by us in connection with the distribution of this information statement if the Board of Directors determines that this is advisable.

                             BY ORDER OF THE BOARD OF DIRECTORS

                                       /s/      David J. Cade
                             ---------------------------------------------------
                             David J. Cade, Chairman and Chief Executive Officer

Dated:  June 23, 2003

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                                                                       Exhibit A

                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                         LITHIUM TECHNOLOGY CORPORATION

     Lithium Technology Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

          1. That the Board of Directors of said Corporation at a meeting duly held, adopted resolutions setting forth a proposed amendment of the Restated Certificate of Incorporation of said Corporation, as amended, declaring said amendment to be advisable and directing that the amendment be submitted to the stockholders of said Corporation for consideration thereof. The amendment is as follows:


          RESOLVED, that the Restated Certificate of Incorporation of Lithium Technology Corporation, as amended, be amended by deleting the introductory paragraph of Article IV thereof in its entirety and substituting the following thereof:

             The total number of shares of stock which the Corporation shall be authorized to issue is 125,100,000 shares, of which 125,000,000 shares shall be shares of Common Stock, $.01 par value ("Common Stock") and 100,000 shares shall be shares of Preferred Stock, $1.00 par value ("Preferred Stock").

             Upon this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the "Effective Time"), every [ten (10)] [fifteen (15)] [twenty (20)] shares of the Corporation's common stock, par value $.01 per share (the "Old Common Stock"), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one share of common stock, par value $.01 per share, of the Corporation (the "New Common Stock").

             Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. In lieu thereof stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares of Old Common Stock not evenly divisible by [ten (10)] [fifteen (15)] [twenty (20)] will be entitled to receive one (1) share of New Common Stock

             Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically

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                  and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified.

              2. That in lieu of a meeting and vote of the stockholders, the stockholders have given consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware and written notice of the adoption of the amendment will be given as provided in Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice prior to the effective date hereof.

              3. The foregoing amendment was duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

              4. That the capital of said Corporation shall not be reduced under or by reason of said amendment.

     IN WITNESS WHEREOF, Lithium Technology Corporation has caused this Certificate to be executed by its duly authorized officer on this ___ day of _________, 2003.

                                          LITHIUM TECHNOLOGY CORPORATION

                                          By:  _________________________________
                                                  Name:
                                                  Office:

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